Exhibit 5.3

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE NEW YORK 10036-6522 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com February 28, 2020

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AIMCO Properties, L.P. 4582 South Ulster Street, Suite 1700 Denver, Colorado 80237

Re:	Apartment Investment and Management Company

AIMCO Properties, L.P.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Apartment Investment and Management Company, a Maryland corporation (“Aimco”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by Aimco and AIMCO Properties, L.P., a Delaware limited partnership (the “Aimco Operating Partnership”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to, among other things, the issuance and sale by the Aimco Operating Partnership from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of debt securities of the Aimco Operating Partnership (“OP Debt Securities”), which may be issued in one or more series under indentures (each, an “OP Indenture”) proposed to be entered into by the Aimco Operating Partnership, Aimco (as guarantor, if applicable) and one or more trustees to be named therein, the forms for each respective series of which are filed as exhibits to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

AIMCO Properties, L.P.

February 28, 2020

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) the forms of OP Indentures for each series of OP Debt Securities filed as exhibits to the Registration Statement;

(c) an executed copy of a certificate for AIMCO-GP, Inc., a Delaware corporation and the general partner of the Aimco Operating Partnership (in such capacity, the “General Partner”), of Lisa R. Cohn, Secretary of the General Partner, dated the date hereof (the “Secretary’s Certificate”);

(d) a copy of the Aimco Operating Partnership’s Certificate of Limited Partnership (the “Certificate of Limited Partnership”), certified by the Secretary of State of the State of Delaware as of February 10, 2020, and certified pursuant to the Secretary’s Certificate;

(e) a copy of the Aimco Operating Partnership’s Fifth Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P., dated as of July 29, 1994, and amended and restated as of April 8, 2019, by and among Aimco, the General Partner, AIMCO-LP, Trust, a Delaware statutory trust, and the other limited partners named therein (the “Limited Partnership Agreement”), certified pursuant to the Secretary’s Certificate; and

(f) a copy of the resolutions of the Board of Directors of the General Partner, adopted on February 24, 2020, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Aimco Operating Partnership and the General Partner and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Aimco Operating Partnership, the General Partner and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Aimco Operating Partnership and the General Partner and others and of public officials, including those in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (the foregoing being referred to as “Opined-on Law”).

AIMCO Properties, L.P.

February 28, 2020

As used herein, “Transaction Documents” means the OP Indentures and the supplemental indentures and officer’s certificates establishing the terms of the OP Debt Securities pursuant thereto and any applicable underwriting or purchase agreement.

The opinion stated in the next paragraph below presumes that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the OP Debt Securities referred to therein: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) an appropriate prospectus supplement or term sheet with respect to such OP Debt Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations; (iii) the applicable Transaction Documents shall have been duly authorized, executed and delivered by the General Partner, in its capacity as general partner of the Aimco Operating Partnership, and the other parties thereto, including, if such OP Debt Securities are to be sold or otherwise distributed pursuant to a firm commitment underwritten offering, the underwriting agreement or purchase agreement with respect thereto; (iv) the Board of Directors of the General Partner, in its capacity as general partner of the Aimco Operating Partnership, including any duly authorized committee thereof, shall have taken all necessary corporate action to approve the issuance and sale of such OP Debt Securities and related matters and appropriate officers of the General Partner have taken all related action as directed by or under the direction of the Board of Directors of the General Partner, in its capacity as general partner of the Aimco Operating Partnership; and (v) the terms of the applicable Transaction Documents and the issuance and sale of such OP Debt Securities have been duly established in conformity with the Certificate of Limited Partnership and Limited Partnership Agreement so as not to violate any applicable law, or the Certificate of Limited Partnership or the Limited Partnership Agreement, or result in a default under or breach of any agreement or instrument binding upon the Aimco Operating Partnership or the General Partner, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Aimco Operating Partnership or the General Partner.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that with respect to any series of OP Debt Securities offered by the Aimco Operating Partnership (“Offered OP Debt Securities”), when (a) the general conditions shall have been satisfied, (b) the applicable OP Indenture has been qualified under the Trust Indenture Act of 1939, (c) a Form T-1 relating to such OP Indenture has been filed, (d) the issuance, sale and terms of the Offered OP Debt Securities and related matters have been approved and established in conformity with the applicable Transaction Documents and (e) the certificates evidencing the Offered OP Debt Securities have been issued in a form that complies with the provisions of the applicable Transaction Documents and have been duly executed and authenticated in accordance with the provisions of the applicable OP Indenture and any other applicable Transaction Documents and issued and sold or otherwise distributed in accordance with the provisions of the applicable Transaction Document upon payment of the agreed-upon consideration therefor, the Offered OP Debt Securities will constitute valid and binding obligations of the Aimco Operating Partnership, enforceable against the Aimco Operating Partnership in accordance with their respective terms under the laws of the State of New York.

AIMCO Properties, L.P.

February 28, 2020

The opinion stated herein are subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinion stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinion stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations or to the extent any such provision purports to, or has the effect of, waiving or altering the statute of limitations;

(e) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(f) we have assumed that any agent of service will have accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

(g) we have assumed that the choice of New York law to govern any Transaction Document is a valid and legal provision;

AIMCO Properties, L.P.

February 28, 2020

(h) we have assumed that any OP Indenture will be duly authorized, executed and delivered by the trustee in substantially the form reviewed by us, and that any OP Debt Securities that may be issued will be manually authenticated, signed or countersigned, as the case may be, by duly authorized officers of any trustee; and

(i) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document with respect to the choice of law or the choice of forum of the parties to such Transaction Document and we have assumed that such choices are valid and effective under all applicable laws.

In addition, in rendering the foregoing opinion we have assumed that:

(a) the Limited Partnership Agreement is the only partnership agreement, as defined under the Delaware Revised Uniform Limited Partnership Act, of the Aimco Operating Partnership and that the Aimco Operating Partnership has, and since the time of its formation has had, at least one validly admitted and existing limited partner of the Aimco Operating Partnership and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Aimco Operating Partnership or its General Partner or partners, that would result in the liquidation, dissolution or winding-up of the Aimco Operating Partnership, (ii) no event has occurred that has adversely affected the good standing of the Aimco Operating Partnership under the laws of its jurisdiction of formation, and the Aimco Operating Partnership has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of the Certificate of Limited Partnership.

(b) neither the execution and delivery by the General Partner, in its capacity as general partner of the Aimco Operating Partnership, of the Transaction Documents, on behalf of the Aimco Operating Partnership, nor the performance by the Aimco Operating Partnership of its obligations thereunder, including the issuance and sale of the applicable OP Debt Securities: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the General Partner or the Aimco Operating Partnership or their respective property is subject, (ii) contravened or will contravene any order or decree of any governmental authority to which the General Partner or the Aimco Operating Partnership or their respective property is subject or (iii) violates or will violate any law, rule or regulation to which the General Partner or the Aimco Partnership or their property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law); and

(c) neither the execution and delivery by the General Partner, in its capacity as general partner of the Aimco Operating Partnership, of the Transaction Documents, on behalf of the Aimco Operating Partnership, nor the performance by the Aimco Operating Partnership of its obligations thereunder, including the issuance and sale of the applicable OP Debt Securities, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

AIMCO Properties, L.P.

February 28, 2020

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP